Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan
Schwartz Communications: 781-684-0770

CYTYC REPORTS RECORD REVENUE OF $168.9 MILLION

FOR FIRST QUARTER 2007

Increases 2007 Revenue Guidance

Marlborough, Mass., April 25, 2007—Cytyc Corporation (Nasdaq: CYTC) today announced results for the first quarter ended March 31, 2007.

Revenue for the quarter ended March 31, 2007 rose 20 percent to $168.9 million compared to revenue of $140.5 million for the same period of 2006. Cytyc reported a net loss for the quarter of $(51.2) million, or $(0.45) per diluted share, reflecting in-process R&D charges totaling $89.5 million related to the acquisitions of Adeza Biomedical Corporation (“Adeza”), and Adiana Incorporated (“Adiana”). Excluding these charges, adjusted net income was $38.3 million, or $0.32 per diluted share. This compares with net income for the same period in 2006 of $29.4 million, or $0.24 per diluted share, a more than 30 percent increase. The Company’s cash balance at March 31, 2007 was $196.3 million.

First Quarter 2007 Highlights:

—	Domestic surgical products revenue increased 33 percent over first quarter 2006 to $59.3 million, representing 35 percent of total revenue.

—	International revenue increased 35 percent over first quarter 2006 to $20.4 million.

—	Domestic diagnostic products revenue increased to $89.2 million, driven by a 38 percent increase in ThinPrep® Imaging System revenue over first quarter 2006, and included the shipment of 9 million ThinPrep® Pap Tests and 30 ThinPrep Imaging Systems.

—	Completed two strategic acquisitions, Adeza and Adiana, which add best-in-class products to our diagnostic products and surgical products divisions.

—	Signed new long-term contracts with Laboratory Corporation of America® and Quest Diagnostics Incorporated, which extend through 2010.

Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer, stated, “Once again, Cytyc delivered impressive financial and operating results for the quarter, fueled by more than

Cytyc Reports Record Revenue of $168.9 Million for First Quarter 2007

30 percent growth in each of our surgical products and international divisions, as well as a 38 percent increase in ThinPrep Imaging System revenue. Domestically, our surgical products division continued its robust growth driven by market adoption of our NovaSure® Endometrial Ablation and Mammosite® Radiation Therapy products. Our domestic diagnostic products division benefited from the continued market conversion to the ThinPrep Imaging System and the strength of our ThinPrep Pap Test. Our international sales primarily benefited from increased adoption of our diagnostic products in Europe, Canada, and Asia.”

Mr. Sullivan added, “During the first quarter, Cytyc completed two strategic acquisitions, Adeza and Adiana, which we believe will deliver significant long-term value to our shareholders. Furthermore, we’ve signed new long-term contracts with our largest customers, LabCorp® and Quest, extending out to 2010. Overall, I am very pleased with the performance of each of our divisions as well as the success of our acquisition strategy and look forward to our continued growth.”

The Company is raising its 2007 revenue guidance from $690 to $710 million to $735 to $760 million to reflect estimated revenue from the sales of FullTerm®, The Fetal Fibronectin Test.

The Company recently filed a report with the SEC concerning the need to adjust the form of accounting for certain employee stock options that were outstanding during 1996 through 2002 and to restate its financial statements. This restatement is expected to be completed in the second quarter. As a result, the Company is not providing a condensed consolidated balance sheet or condensed consolidated statement of cash flows.

The revenue from the Company’s divisions was as follows:

	Three Months Ended March 31,
	2007	2006	% Change
	($ in millions)
Domestic Diagnostic Products	$89.2	$80.7	11%
Domestic Surgical Products	59.3	44.7	33%
International	20.4	15.1	35%

Total Company Revenue	$168.9	$140.5	20%

Cytyc management will discuss first quarter 2007 results, business highlights, and future expectations during a conference call on April 26 at 8:30 a.m. (Eastern). The call will be hosted by Patrick J. Sullivan, Cytyc Corporation’s chairman, president, and chief executive officer, and Timothy M. Adams, chief financial officer. A live webcast of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, and the event will be available for replay at this site approximately two hours following the call until May 10, 2007. Those without web access may

Cytyc Reports Record Revenue of $168.9 Million for First Quarter 2007

access the call by dialing 877-407-0784 or 201-689-8560. A telephonic replay of the call will be available through May 10, 2007, by dialing 877-660-6853 or 201-612-7415; enter account # 3055 and conference ID # 238222.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc, ThinPrep, NovaSure, MammoSite, and FullTerm are registered trademarks of Cytyc Corporation.

Non-GAAP Information

In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, Cytyc also discloses adjusted, or non-GAAP, results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze Cytyc’s performance and underlying trends. In order to better assess operating trends, management utilizes a measure of adjusted net income and adjusted diluted net income per common share on a non-GAAP basis that excludes charges in the first quarter of 2007 for in-process research and development related to the acquisitions of Adeza and Adiana.

Management believes adjusted net income provides useful supplemental information to management and investors regarding the performance and underlying trends of Cytyc’s business operations and facilitates comparisons to its historical operating results. Management uses this information internally for forecasting, budgeting, evaluating the effectiveness of Cytyc’s operational strategies, and performance measurement for compensation of management and employees. Management believes it is important to provide investors with the same metrics used by management to measure operating performance, which assists investors in analyzing the underlying trends in Cytyc’s business over time.

Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of Cytyc’s profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made. See the tables in this press release for a reconciliation of non-GAAP amounts to amounts reported under GAAP.

Safe Harbor

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of Cytyc that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the successful integration of Adeza and Adiana into Cytyc’s business, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically, such as pharmaceuticals, and new markets internationally, risks associated with litigation, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s

Cytyc Reports Record Revenue of $168.9 Million for First Quarter 2007

business and operations, the potential consequences of the Cytyc Audit Committee’s voluntary review of circumstances relating to certain employee stock option exercises, including the impact of the expected restatement of Cytyc’s financial statements, the associated costs and expenses, and any regulatory review or litigation relating to such matters, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s and Adeza’s filings with the SEC, including those under the heading “Risk Factors” in Cytyc’s 2006 Annual Report on Form 10-K and Adeza’s 2006 Annual Report on Form 10-K, all as filed with the SEC. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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Cytyc Corporation

Condensed Consolidated Statements of (Loss) Income

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net sales	$168,884	$140,540
Cost of sales (a)	42,096	29,789

Gross profit	126,788	110,751

Operating expenses:
Research and development (a)	9,472	10,311
Sales and marketing	41,169	40,133
General and administrative	19,655	14,025
In-process research and development	89,513	—

Total operating expenses	159,809	64,469

(Loss) income from operations	(33,021)	46,282

Other income (expense), net:
Interest income	2,629	1,830
Interest expense	(2,394)	(1,792)
Other income (expense)	772	(77)

Total other income (expense), net	1,007	(39)

(Loss) income before provision for income taxes	(32,014)	46,243
Provision for income taxes	19,195	16,879

Net (loss) income	$(51,209)	$29,364

Net (loss) income per common and potential common share:
Basic	$(0.45)	$0.25

Diluted	$(0.45)	$0.24

Weighted average common and potential common shares outstanding:
Basic	114,725	115,481

Diluted	114,725	125,877

(a)	Amortization expense in Q1 2007 of $3.2 million and $0.4 million related to acquired intangible assets is included in cost of sales and research and development expenses, respectively. Amortization expense in Q1 2006 of $2.4 million related to acquired intangible assets is included in research and development expenses.

Cytyc Corporation

Reconciliation of Net (Loss) Income per Common Share

(in thousands, except per share data)

The following tables provide reconciliations of the net (loss) income and weighted average common shares used in calculating basic and diluted net (loss) income per share (using the if-converted method):

	Three Months Ended March 31,
	2007	2006
Numerator:
Net (loss) income, as reported, for basic earnings per share	$(51,209)	$29,364
Interest expense on convertible debt, net of tax (1)	—	1,138

Net (loss) income, as adjusted, for diluted earnings per share	$(51,209)	$30,502

Denominator:
Basic weighted average common shares outstanding	114,725	115,481
Dilutive effect of assumed exercise of stock options (1)	—	1,970
Dilutive effect of assumed conversion of convertible debt (1)	—	8,426

Weighted average common shares outstanding assuming dilution	114,725	125,877

Basic net (loss) income per common share	$(0.45)	$0.25

Diluted net (loss) income per common and potential common share	$(0.45)	$0.24

(1)	In Q1 2007, these amounts were excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive.

Reconciliation of Non-GAAP Measures

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net (loss) income reconciliation (all amounts net of tax):
Net (loss) income as reported	$(51,209)	$29,364
In-process research and development (1)	89,513	—

Adjusted net income	$38,304	$29,364

Net (loss) income per common share reconciliation:
Net (loss) income per common share, diluted, as reported	$(0.45)	$0.24
In-process research and development (1)	0.77	—

Adjusted net income per common share, diluted	$0.32	$0.24

Weighted average diluted shares outstanding reconciliation:
Weighted average diluted shares outstanding, as reported	114,725	125,877
Dilutive effect of assumed exercise of stock options	1,834	—
Dilutive effect of assumed conversion of convertible debt	8,426	—

Adjusted weighted average diluted shares outstanding	124,985	125,877

(1)	Nonrecurring charge to write off in-process research and development costs related to acquisitions of Adeza and Adiana in Q1 2007.